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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13d-102)
              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                    RULES 13d-1(b)(c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 1)(1)



                              HEALTHGATE DATA CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.03 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     42222 H
                              ---------------------
                                 (CUSIP Number)









         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

| |      Rule 13d - 1(b)

| |      Rule 13d - 1(c)

|X|      Rule 13d - 1(d)


------------------
(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be determined to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------------------------
CUSIP NO.  42222 H                                         13G

-----------------------------------------

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Jonathan J.G. Conibear
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       United Kingdom
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER


    NUMBER OF SHARES           9,166 shares purchasable under options (unvested)
                                 834 shares purchasable under options (vested)
  BENEFICIALLY OWNED BY       ------
                        Total 10,000 shares purchasable under options
 REPORTING PERSON WITH
                        --------------------------------------------------------
                         6     SHARED VOTING POWER

                                       N/A
                        --------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               9,166 shares purchasable under options (unvested)
                                 834 shares purchasable under options (vested)
                             -------
                        Total 10,000 shares purchasable under options
                        --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                                       N/A
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           10,000 shares purchasable under options
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                           |_|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                           Less than 1.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
                           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                  SCHEDULE 13G

ITEM 1 (a).  NAME OF ISSUER:
---------------------------
         HEALTHGATE DATA CORP.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------------------------------------------------------
         25 Corporate Drive
         Burlington, MA 01803

ITEM 2 (a).  NAME OF PERSON FILING:
----------------------------------
         Jonathan J.G. Conibear

ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
------------------------------------------------------------------------
         The Grange
         Islip, Oxfordshire
         OX52SY
         United Kingdom

ITEM 2 (c).  CITIZENSHIP:
------------------------
         United Kingdom

ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:
-----------------------------------------
         Common Stock, par value $0.03 per share

ITEM 2 (e).  CUSIP NUMBER:
-------------------------
         42222 H

ITEM 3.
------
         Not applicable.

ITEM 4.  OWNERSHIP
------------------
         (a)      Amount Beneficially Owned:

         9,166 shares purchasable under options (unvested)
           834 shares purchasable under options (vested)
       -----------
Total: 10,000 shares purchasable under options

         (b)      Percent of Class: Less than 1%



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         (c)      Number of shares as to which such person has:

                  (i)     sole power to vote or to direct the vote:

                           9,166 shares purchasable under options (unvested)
                             834 shares purchasable under options (vested)
                          ------
                   Total: 10,000 shares purchasable under options

                 (ii)     shared power to vote or to direct the vote:   N/A

                (iii)     sole power to dispose or to direct the disposition of:

                           9,166 shares purchasable under options (unvested)
                             834 shares purchasable under options (vested)
                          ------
                   Total: 10,000 shares purchasable under options

                (iv)      shared power to dispose or to direct the disposition
                          of:    N/A

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
----------------------------------------------------
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
-----------------------------------------------------------------------
                  Not Applicable.

ITEM 7.  IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
--------------------------------------------------------------------------------
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
--------------------------------------------------------
                  Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
-----------------------------------------------------------------
                  Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
--------------------------------------
                  Not Applicable.

ITEM 10. CERTIFICATION
----------------------
                  Not Applicable.


NOTE: All information in this Schedule 13G is as of the close of business on December 31, 2001.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            January 31, 2002
                                   --------------------------------------
                                                  (Date)



                                       /s/ Jonathan J.G. Conibear
                                   --------------------------------------
                                           Jonathan J. G. Conibear













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